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                                                                 EXHIBIT 10.26.1

(PCTEL(TM) LOGO)
SIMPLIFYING MOBILITY

August 22, 2006

John Schoen
20818 N. Buffalo Run
Kildeer, Illinois 60047

Subject: Severance Benefits

Dear John:

The Employment Agreement that PCTEL ("Company") and you ("Employee") signed in November, 2001 provides that any changes, additions or modifications to the terms of your employment can only be made in writing signed by both parties. I am pleased to extend to you the below updated severance benefits which were approved by PCTEL, Inc.'s Board of Directors earlier this year, and which will become effective upon your written acceptance of this letter which will constitute an amendment to Employment Agreement effective as of November 12, 2001.

SEVERANCE BENEFITS

(a) Termination by Company Without Cause and Apart From Change of Control. If, either prior to the occurrence of a Change of Control or after the twelve (12) month period following a Change of Control, Employee's employment is terminated
(A) involuntarily by the Company for reasons other than Cause, death or Disability, or (B) by Employee pursuant to a Voluntary Termination for Good Reason, then Employee shall be entitled to receive the following benefits from the Company:

     (i) Salary Continuation. Employee shall continue to receive Employee's then current Base Salary for a period of twelve (12) months following Employee's termination of employment by the Company for reasons other than Cause. All such severance payments shall be paid in accordance with the Company's normal payroll practices. Such continuation of Employee's Base Salary shall be in lieu of any and all other benefits which Employee is entitled to receive on the date of Employee's termination of employment pursuant to any Company severance and benefit plans and practices or pursuant to other agreements with the Company. Employee shall not be entitled to pro-rated payment of an annual bonus.

     (ii) Benefits. Employee shall receive one hundred percent (100%) of Company-paid health, dental and vision insurance benefits at the same level of coverage as was provided to Employee immediately prior to Employee's termination of employment by the Company for reasons other than Cause ("Company-Paid Coverage"). If such coverage included Employee's dependents immediately prior to Employee's termination, such dependents shall also be covered at the Company's expense. Provided that Employee elects COBRA within the required period, Company-Paid Coverage shall continue until the earlier of (A) twelve (12) months following the date of Employee's termination by the Company for reasons other than Cause (the "Termination Date"), and (B) the date upon which Employee or Employee's dependents become covered under another employer's group health, dental and vision insurance benefit plans. If Employee has not become covered under another employer's group health, dental and vision insurance benefit plans on or by 18 months following the Termination Date, Employee may, for the period from and after the Termination Date, independently obtain health, dental and vision insurance benefits comparable in the aggregate in scope and coverage to that provided by the Company to Employee immediately prior to the Termination Date. In such event, the Company shall reimburse Employee for the cost of the premiums paid for such benefits until the earlier of (i) 6 months following the termination of Company-Paid Coverage, and (ii) the date upon which Employee or Employee's dependents become covered under another employer's group health, dental and vision insurance benefit plans. For purposes of Title X of the Consolidated Budget

   8725 West Higgins Road Suite 400 Chicago, IL 60631 / Tel: +1-773-243-3000 /
                      Fax: +1-773-243-3050 / www.pctel.com
                               PCTEL Inc. (C) 2006

(PCTEL(TM) LOGO)
SIMPLIFYING MOBILITY

Reconciliation Act of 1985 ("COBRA"), the date of the qualifying event for Employee and his or her dependents shall be the Termination Date.

     (iii) Partial Accelerated Vesting. All equity awards from the Company then held by Employee shall partially accelerate, or if Employee is then holding unvested shares, Company's right to repurchase the then-unvested shares under each such equity award shall partially lapse, with respect to the number of shares under each such award that would have become vested or been released from such repurchase right under each respective equity award if Employee's employment with the Company had continued for an additional twelve (12) months following Employee's effective termination date for reasons other than Cause.

(b) Termination Following a Change of Control. If Employee's employment is terminated within twelve (12) months following a Change of Control, the severance and other benefits to which Employee is entitled, if any, shall be governed by the Management Retention Agreement (which includes the definition of Change of Control).

(c) Other Termination. If Employee's employment is terminated by the Company for Cause, or by Employee for any reason, including death or Disability but other than pursuant to a Voluntary Termination for Good Reason, then Employee shall not be entitled to receive the severance and other benefits discussed above, but may be eligible for those benefits (if any) as may then be required by law or established under the Company's severance and benefit plans and policies existing at the time of such termination.

Section 409A Compliance. Further, the Employment Agreement will be deemed amended to the extent necessary to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A of the Internal Revenue Code and any temporary, proposed or final Treasury Regulations and guidance promulgated thereunder, and the parties agree to cooperate with each other and to take reasonably necessary steps in this regard.

In addition, Employee and Company agree that Section 12. (a) and (b) of the Employment Agreement entitled "Arbitration" is hereby amended to provide that in the event the parties settle a dispute through arbitration, the binding arbitration will be held in Cook County Illinois; the arbitrators shall apply Illinois law, and Employee consents to the personal jurisdiction of the state and federal courts located in Illinois.

Definition of Terms:

The following terms referred to in this letter agreement shall have the following meanings:

Base Salary. "Base Salary" shall mean an amount equal to the Employee's Company annual salaried compensation.

Cause. "Cause" shall mean (i) an act of personal dishonesty taken by the Employee in connection with his responsibilities as an Employee and intended to result in substantial personal enrichment of the Employee, (ii) Employee being convicted of a felony, (iii) a willful act by the Employee which constitutes gross misconduct and which is injurious to the Company, (iv) following delivery to the Employee of a written demand for performance from the Company which describes the basis for the Company's reasonable belief that the Employee has not substantially performed his duties, continued violations by the Employee of the Employee's obligations to the Company which are demonstrably willful and deliberate on the Employee's part.

   8725 West Higgins Road Suite 400 Chicago, IL 60631 / Tel: +1-773-243-3000 /
                      Fax: +1-773-243-3050 / www.pctel.com
                               PCTEL Inc. (C) 2006

(PCTEL(TM) LOGO)
SIMPLIFYING MOBILITY

Change of Control. "Change of Control" is as defined in the Management Retention Agreement entered into between Company and Employee.

Disability. "Disability" shall mean that the Employee has been unable to perform his Company duties as the result of his incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee's legal representative (such Agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least 30 days' written notice by the Company of its intention to terminate the Employee's employment. In the event that the Employee resumes the performance of substantially all of his duties hereunder before the termination of his employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

Voluntary Termination for Good Reason. "Voluntary Termination for Good Reason" shall mean the Employee voluntarily resigns after the occurrence of any of the following: (i) a reduction by the Company in the Base Salary of the Employee as in effect immediately prior to such reduction (other than a reduction that generally applies to Company officers and/or managers); (ii) a material reduction by the Company in the aggregate level of Employee benefits, including bonuses, to which the Employee was entitled immediately prior to such reduction with the result that the Employee's aggregate benefits package is materially reduced (other than a reduction that generally applies to Company officers and/or managers); (iii) the relocation of the Employee to a facility or a location more than thirty-five (35) miles from the Employee's then present location, without the Employee's express written consent; or (iv) any act or set of facts or circumstances which would, under Illinois case law or statute constitute a constructive termination of the Employee. For the avoidance of doubt, the voluntary resignation by Employee after the occurrence of either of the following shall not constitute grounds for a "Voluntary Termination for Good Reason": (1) a material reduction of the Employee's duties, title, authority or responsibilities, relative to the Employee's duties, title, authority or responsibilities as in effect immediately prior to such reduction, in the instance where, as a result of the Company being acquired and made part of a larger entity, a Senior Vice-President of a business unit of the Company, for example, remains as such following a Change of Control, or, with good business reasons, such as a restructure of the Company and/or its subsidiaries, and/or a restructure of functions and/or reporting relationships; (2) a material reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction (other than a reduction that generally applies to Company officers and/or managers).

Except as provided above, all remaining provisions of the entire Employment Agreement shall continue in full force and effect.

Please indicate your acceptance to the above and foregoing by signing and returning to me the enclosed copy of this letter. Thank you.

Very truly yours,

Marty Singer

Accept and Agree to the above and foregoing this 22nd day of August, 2006.


/s/ John Schoen
-------------------------------------
John Schoen

   8725 West Higgins Road Suite 400 Chicago, IL 60631 / Tel: +1-773-243-3000 /
                      Fax: +1-773-243-3050 / www.pctel.com
                               PCTEL Inc. (C) 2006